As filed with the Securities and Exchange Commission on March 25, 2022
Registration No. 333-224956

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5
to
FORM S-3
on
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Select Energy Services, Inc.
(Exact name of registrant as specified in its charter)
Delaware	1389	81-4561945
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1233 W. Loop South, Suite 1400
Houston, Texas 77027
(713) 235-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam R. Law
1233 W. Loop South, Suite 1400
Houston, Texas 77027
(713) 235-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David P. Oelman
Raleigh J. Wolfe
Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Accelerated filer ☒ Non-accelerated filer ☐ Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 5 to the Registration Statement on Form S-3 (File No. 333‑224956) (the “Registration Statement”) on Form S-1 of Select Energy Services, Inc. (the “Company,” “we,” “us,” or similar such references), which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 15, 2021, is being filed pursuant to the Registrant’s obligation to file a post-effective amendment to the Registration Statement to include a prospectus required by Section 10(a)(3) of the Securities Act of 1933. See “Available Information” and “Incorporation of Certain Information by Reference.”
The information included in this filing amends the above referenced Registration Statement and the Prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 5. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 25, 2022
PRELIMINARY PROSPECTUS
Select Energy Services, Inc.
41,799,229 Shares of Class A common stock

The securities to be offered and sold using this prospectus are currently issued and outstanding shares of our Class A common stock or shares of Class A common stock that may be issued pursuant to the Exchange Right or the Call Right (each as defined herein). These shares of Class A common stock may be offered and sold by the selling stockholders named in this prospectus or in any supplement to this prospectus from time to time in accordance with the provisions set forth under “Plan of Distribution.”
The selling stockholders may sell the shares of Class A common stock offered by this prospectus from time to time on any exchange on which the shares of Class A common stock are listed on terms to be negotiated with buyers. They may also sell the shares of Class A common stock in private sales or through dealers or agents. The selling stockholders may sell the shares of Class A common stock at prevailing market prices or at prices negotiated with buyers. The selling stockholders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock offered by this prospectus.
We are registering these 41,799,229 shares of our Class A common stock for sale by the selling stockholders named in the “Selling Stockholders” section of this prospectus.
Our Class A common stock is traded on the New York Stock Exchange under the symbol “WTTR.” The last reported sales price of our Class A common stock on March 24, 2022 was $8.87 per share.
Our principal executive offices are located at 1233 W. Loop South, Suite 1400, Houston, Texas 77027, and our telephone number at that address is (713) 235-9500.
You should carefully read this prospectus, the documents incorporated by reference in this prospectus and any prospectus supplement before you invest. See “Risk Factors” beginning on page 3 of this prospectus for information on certain risks related to the purchase of our securities.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling stockholders may offer and sell up to an aggregate of 41,799,229 shares of our Class A common stock from time to time. This prospectus generally describes Select Energy Services, Inc. and the Class A common stock that the selling stockholders may offer. Each time that a selling stockholder offers and sells securities, such selling stockholder may provide a prospectus supplement to this prospectus, to the extent appropriate, that contains specific information about the securities being offered and sold and the specific terms of that offering. We urge you to carefully read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered. The selling stockholders may sell their shares of Class A common stock through any means described below under the heading “Plan of Distribution.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Available Information.”

i

AVAILABLE INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.
Our Class A common stock is listed and traded on The New York Stock Exchange (the “NYSE”). Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.
We also make available free of charge on our website at www.selectenergy.com all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus.
This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available through the SEC’s Internet website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents.
This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:
•
our Annual Report on Form 10-K for the year ended December 31, 2021, including portions of our Definitive Proxy Statement on Schedule 14A for our 2022 annual meeting of stockholders specifically incorporated by reference therein;

•
our Current Reports on Form 8-K filed on February 23, 2022 and March 18, 2022 (with respect to each of the foregoing, excluding any information furnished pursuant to Item 2.02 or Item 7.01); and

•
the description of our Class A common stock contained in our Form 8-A filed on April 18, 2017, including any amendment to that form or exhibit to our Annual Report on Form 10-K that we have filed for the purpose of updating the description of our Class A common stock.

These reports contain important information about us, our financial condition and our results of operations.
These documents can be accessed free of charge on our website at www.selectenergy.com. Information on our website is not incorporated by reference into this prospectus. You may request a copy of any document incorporated by reference in this prospectus, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:
Select Energy Services, Inc.
1233 W. Loop South, Suite 1400
Houston, Texas 77027
Phone: (713) 235-9500

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information in this prospectus and the documents incorporated by reference herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus and the documents incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus and the documents incorporated by reference herein, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “preliminary,” “forecast,” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K, in any subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC, which are incorporated by reference herein, and the cautionary statements included in this prospectus, any applicable prospectus supplement and the other documents incorporated by reference herein. These forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•
the severity and duration of world health events, including the novel coronavirus (“COVID-19”) pandemic and its variants, which caused a sharp decline in economic activity in the United States (“U.S.”) and around the world, resulting in lower demand for oil and gas, to which our exploration and production (“E&P”) customers responded by cutting capital spending, leading to fewer oil and gas well completions and thus reduced demand for our services, all of which has had a negative impact on our financial results;

•
actions taken by the members of the Organization of the Petroleum Exporting Countries (“OPEC”) and Russia (together with OPEC and other allied producing countries, “OPEC+”) with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with announced supply limitations;

•
actions taken by the Biden Administration, such as executive orders or new regulations, that may negatively impact the future production of oil and natural gas in the U.S. and may adversely affect our future operations;

•
the potential deterioration of our customers’ financial condition, including defaults resulting from actual or potential insolvencies;

•
the level of capital spending and access to capital markets by oil and gas companies in response to changes in commodity prices or reduced demand;

•
operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, measures taken to protect the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;

•
any new or additional measures required by national, state or local governments to combat COVID‑19, such as a COVID-19 vaccine mandate, which if enacted, could reduce labor availability or add additional operational costs as we may experience constraints on our workforce and the workforce of our supply chain, which could have a negative impact on our operations;

•
the degree to which consolidation among our customers may affect spending on U.S. drilling and completions;

•
trends and volatility in oil and gas prices, and our ability to manage through such volatility;

•
the impact of current and future laws, rulings and governmental regulations, including those related to hydraulic fracturing, accessing water, disposing of wastewater, transferring produced water, interstate freshwater transfer, chemicals, carbon pricing, pipeline construction, taxation or emissions, leasing, permitting or drilling on federal lands and various other environmental matters;

•
regional impacts to our business, including our key infrastructure assets within the Bakken and the Northern Delaware portion of the Permian Basin;

•
capacity constraints on regional oil, natural gas and water gathering, processing and pipeline systems that result in a slowdown or delay in drilling and completion activity, and thus a decrease in the demand for our services in our core markets;

•
regulatory and related policy actions intended by federal, state and/or local governments to reduce fossil fuel use and associated carbon emissions, or to drive the substitution of renewable forms of energy for oil and gas, may over time reduce demand for oil and gas and therefore the demand for our services;

•
new or expanded regulations that materially limit our customers’ access to federal and state lands for oil and gas development, thereby reducing demand for our services in the affected areas;

•
growing demand for electric vehicles that result in reduced demand for gasoline and therefore the demand for our services;

•
our ability to hire and retain key management and employees, including skilled labor;

•
our access to capital to fund expansions, acquisitions and our working capital needs and our ability to obtain debt or equity financing on satisfactory terms;

•
our health, safety and environmental performance;

•
the impact of competition on our operations;

•
the degree to which our E&P customers may elect to operate their water-management services in-house rather than source these services from companies like us;

•
our level of indebtedness and our ability to comply with covenants contained in our credit agreement, dated November 1, 2017, by and among Select Energy Services, LLC, SES Holdings, LLC (“SES Holdings”), Wells Fargo Bank, N.A., as administrative agent, and the lenders named therein, or future debt instruments;

•
delays or restrictions in obtaining permits by us or our customers;

•
constraints in supply or availability of equipment used in our business;

•
the impact of advances or changes in well-completion technologies or practices that result in reduced demand for our services, either on a volumetric or time basis;

•
changes in global political or economic conditions, generally, and in the markets we serve;

•
acts of terrorism, war or political or civil unrest in the U.S. or elsewhere;

•
the ability to source certain raw materials globally on a timely basis from economically advantaged sources;

•
accidents, weather, natural disasters or other events affecting our business; and

•
the other risks identified in this prospectus, any applicable prospectus supplement and the documents incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary note.

v

SUMMARY
This summary highlights information contained elsewhere in this registration statement and the prospectus forming a part thereof, as well as in the documents incorporated herein by reference. Before making an investment decision with respect to our shares of Class A common stock, you should read the entire registration statement and prospectus forming a part thereof, and our other filings with the SEC, including those filings incorporated herein and therein by reference, carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Company Overview
We are a leading provider of comprehensive water-management solutions to the oil and gas industry in the U.S. We also develop, manufacture and deliver a full suite of chemical products for use in oil and gas well completion and production operations. As a leader in the water solutions industry, we place the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, we believe that responsibly managing water resources through our operations to help conserve and protect the environment in the communities in which we operate is paramount to our continued success. For additional information about our company, please read the documents listed under “Incorporation of Certain Information by Reference.”
General Corporate Information
Our principal executive offices are located at 1233 W. Loop, Houston, Texas 77027, and our telephone number at that address is (713) 235-9500. Our website address is www.selectenergy.com. Information contained on our website does not constitute part of this prospectus.

The Offering
Class A common stock that may be offered by the selling stockholders
41,799,229 shares.
Use of proceeds
We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholders.
Dividend policy
We do not anticipate paying any cash dividends on our Class A common stock.
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” and all other information set forth and incorporated by reference in this prospectus before deciding to invest in our Class A common stock.
NYSE trading symbol
“WTTR”

RISK FACTORS
An investment in our securities involves a significant degree of risk. Before you invest in our securities you should carefully consider those risk factors described under, but not limited to, the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any proceeds from the sale of the Class A common stock offered under this prospectus. Any proceeds from the sale of Class A common stock under this prospectus will be received by the selling stockholders. We will pay all expenses related to this offering, other than underwriting discounts and commissions related to the shares sold by the selling stockholders.

EXCHANGE OF SES HOLDINGS LLC UNITS
Prior to the completion on April 26, 2017 of our initial public offering of 8,700,000 shares of our Class A common stock (our “IPO”), the membership interests of SES Holdings were converted into a single class of common units (each, an “SES Holdings LLC Unit”). Each holder of SES Holdings LLC Units (other than us and our subsidiaries) holds one share of our Class B common stock for each SES Holdings LLC Unit held by such holder. Subject to certain limitations, pursuant to the Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings, as amended from time to time (the “SES Holdings LLC Agreement”), holders of SES Holdings LLC Units other than us and our subsidiaries have the right (the “Exchange Right”) to exchange such holder’s SES Holdings LLC Units for, at SES Holdings’ election, (i) shares of our Class A common stock on a one-for-one basis, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) cash in an amount equal to the Cash Election Value (as defined below) of such Class A common stock. Alternatively, upon any exercise of any Exchange Right, we (instead of SES Holdings) will have the right (our “Call Right”) to acquire the tendered SES Holdings LLC Units from the exchanging unitholder for, at our election, (i) the number of shares of our Class A common stock the exchanging unitholder would have received pursuant to the Exchange Right, or (ii) cash in an amount equal to the Cash Election Value. In connection with any exchange of SES Holdings LLC Units pursuant to an Exchange Right or our Call Right, the corresponding number of shares of Class B common stock will be cancelled. As holders exchange their SES Holdings LLC Units, our membership interest in SES Holdings will be correspondingly increased, the number of shares of Class A common stock outstanding will be increased, and the number of shares of Class B common stock outstanding will be reduced.
“Cash Election Value” means, with respect to the shares of Class A common stock to be delivered to the exchanging unitholder by us pursuant to our Call Right, (i) if our Class A common stock is then admitted to trading on a national securities exchange, the amount that would be received if the number of shares of Class A common stock to which the exchanging unitholder would otherwise be entitled were sold at a per share price equal to the trailing 10-day volume weighted average price of a share of Class A common stock the day prior to the relevant exchange notice date, net of actual or deemed offering expenses, or (ii) if our Class A common stock is not then admitted to trading on a national securities exchange, the value that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer and the seller, as determined by us, net of deemed offering expenses.
We are required to pay any stamp or other similar tax in respect of any issuance of our securities upon the exercise of the Exchange Right or our Call Right, except for transfer taxes in the event such securities are to be issued in a name other than that of the exchanging unitholder.
As a result of exchanges of SES Holdings LLC Units pursuant to the Exchange Right or our Call Right, we may realize certain tax benefits that, in the future, entitle the exchanging unitholders to payments under our Tax Receivable Agreements (the “TRAs”), which generally provide for the payment by us to each holder of rights under the TRAs of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that we actually realize (computed using simplifying assumptions to address the impact of state and local taxes) or are deemed to realize in certain circumstances in periods after our IPO as a result of certain increases in tax basis and certain tax benefits attributable to imputed interest. Please read the cautionary statements described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and the other documents we incorporate by reference herein for more information about the TRAs.

SELLING STOCKHOLDERS
The selling stockholders named below may offer and sell from time to time in the future up to an aggregate of 41,799,229 shares of our Class A common stock, par value $0.01 per share. The term “selling stockholders” includes the stockholders listed in the table below and their transferees, pledgees, donees, assignees or other successors.
We are registering these 41,799,229 shares of our Class A common stock for sale by the selling stockholders named below pursuant to the Amended and Restated Registration Rights Agreement, dated July 18, 2017 (the “Amended and Restated Registration Rights Agreement”), by and among us and SES Legacy Holdings, LLC (“Legacy Owner Holdco”), Crestview Partners II SES Investment B, LLC (“Crestview Holdings B”), SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. (together with SCF-VI, L.P. and SCF-VII, L.P., the “SCF Group”) and WDC Aggregate LLC (together with Legacy Owner Holdco, Crestview Holdings B and the SCF Group, the “Registration Rights Holders”), which we initially entered into on December 20, 2016 in connection with our IPO and amended and restated in connection with our November 1, 2017 combination (the “Rockwater Merger”) with Rockwater Energy Solutions, Inc. (“Rockwater”).
Pursuant to the Amended and Restated Registration Rights Agreement, we will pay all expenses relating to the offering of these shares, except that the selling stockholders will pay any underwriting discounts or commissions. See “Description of Capital Stock — Amended and Restated Registration Rights Agreement.” We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.
The following table sets forth information as of March 9, 2022 regarding the beneficial ownership of shares of our Class A common stock held by each selling stockholder and the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus. For those selling stockholders obtaining shares of Class A common stock through an exchange of SES Holdings LLC Units, the percentage of shares beneficially owned before the offering is based on the number of shares of our Class A common stock and Class B common stock outstanding as of March 9, 2022, assuming the exchange of all SES Holdings LLC Units held by the selling stockholders named herein.
Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A common stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A common stock. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As described in “Exchange of SES Holdings LLC Units” above, the SES Holdings LLC Units are exchangeable (along with the surrender for cancellation of a corresponding number of shares of our Class B common stock) for newly issued shares of our Class A common stock on a one-for-one basis. As of March 9, 2022, we had 100,531,699 shares of Class A common stock and 16,221,101 shares of Class B common stock outstanding. Assuming the exchange of 16,221,101 SES Holdings LLC Units (together with the surrender for cancellation of an equal number of shares of our Class B common stock) held by the selling stockholders named herein for an equivalent number of shares of our Class A common stock, as of March 9, 2022, there would have been 116,752,800 shares of our Class A common stock and no shares of our Class B common stock outstanding. The beneficial ownership information presented below assumes that all 16,221,101 SES Holdings LLC Units held by the selling stockholders named below have been exchanged for an equivalent number of shares of Class A common stock. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders and that the selling stockholders do not acquire any additional shares. Information in the table below is based on information filed with the SEC or obtained from the persons named below.

Name of Selling Stockholder	Shares of Class A Common Stock Owned Prior to this Offering(1)	Number of Shares of Class A Common Stock Being Sold (Assuming All Shares Registered Hereunder are Sold)	Shares of Class A Common Stock Owned After this Offering	Before Offering(1)	After Offering (Assuming All Shares Registered Hereunder Are Sold)
SCF Group(2)	13,809,154	13,809,154	—	11.8%	—
SES Legacy Holdings, LLC(3)(4)	16,221,101	16,221,101	—	13.9%	—
John D. Schmitz(5)	7,205,835	5,725,128	1,480,707	6.2%	1.3%
Crestview Partners(6)	3,880,342	3,802,972	77,370	3.4%	*
Proactive Investments, LP(7)	1,120,437	1,120,437	—	*	—
Superior Capital Investments, LP(8)	1,120,437	1,120,437	—	*	—
Total	43,357,306	41,799,229	1,558,077	37.1%	1.3%

*
Less than 1%.

(1)
Includes the number of shares of our Class A common stock that would be owned by these selling stockholders upon an exchange of all their SES Holdings LLC Units (together with the surrender for cancellation of all of their shares of Class B common stock) for shares of Class A common stock on a one-for-one basis pursuant to the terms of the SES Holdings LLC Agreement.

(2)
The board of directors of SCF GP LLC (“SCF GP”), the ultimate general partner of the SCF Group, has voting and investment control over the securities owned by the SCF Group. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons, and Andrew L. Waite. Because SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, the SCF Group beneficially owns 13,809,154 shares of our Class A common stock in the aggregate. This beneficial ownership includes 6,391,583 shares of Class A common stock held by SCF-VI, L.P., 6,374,474 shares of Class A common stock held by SCF-VII, L.P. and 1,043,097 shares of Class A common stock held by SCF-VII(A), L.P. The address for SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(3)
Subject to the terms of the SES Holdings LLC Agreement, Legacy Owner Holdco (or its members) (and its permitted transferees, including certain members of Legacy Owner Holdco, under the SES Holdings LLC Agreement) has the right to exchange all or a portion of its SES Holdings LLC Units (together with surrender for cancellation of a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit exchanged. The exchange of all the outstanding SES Holdings LLC Units (together with the surrender for cancellation of all of our outstanding shares of Class B common stock for shares of Class A common stock would result in the issuance of an additional 16,221,101 shares of Class A common stock. The address for SES Legacy Holdings, LLC is c/o Select Energy Services, Inc., 1233 W. Loop South, Suite 1400, Houston, Texas 77027.

(4)
The board of managers of Legacy Owner Holdco has voting and dispositive power over the shares held by it. The board of managers of Legacy Owner Holdco consists of two representatives of Crestview Partners II SES Investment, LLC (“Crestview Holdings A”), Adam J. Klein and Robert Delaney (a member of our board of directors), and John D. Schmitz (our President, Chief Executive Officer and Chairman), and is controlled by Crestview Partners II GP, L.P. (“Crestview GP”).

(5)
Represents 5,325,444 shares of Class A common stock held directly by B-29 Holdings, LP, 399,684 shares of Class A common stock held directly by B-29 Investments, LP and 1,480,707 shares of Class A common stock held directly by Mr. Schmitz. Mr. Schmitz has voting and dispositive power over shares held by B-29 Holdings, LP and B-29 Investments, LP. The address for John D. Schmitz is c/o Select Energy Services, Inc., 1233 W. Loop South, Suite 1400, Houston, Texas 77027.

(6)
Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 11, 2022 by Crestview GP, Crestview Holdings A, Crestview Holdings B, and Crestview Advisors, L.L.C. (“Crestview Advisors” and together with Crestview GP, Crestview Holdings A and Crestview Holdings B, “Crestview Partners”), Crestview Partners has voting and dispositive power with respect to 20,101,443 shares of our Class A common stock, which is composed of 16,221,101 Class B shares and corresponding SES Holdings LLC Units held directly by Legacy Owner Holdco, 3,802,972 Class A shares held directly by Crestview Holdings B, 50,334 Class A shares held directly by Crestview Advisors, and 27,036 restricted Class A shares held directly by Mr. Delaney, in each case for which Crestview Partners may be deemed to be the beneficial owner. Mr. Delaney has assigned all rights, title and interest in the Class A shares underlying the restricted shares to Crestview Advisors. Crestview Holdings A generally has the right to acquire beneficial ownership of 16,221,101 shares of Class B common stock and corresponding SES Holdings LLC Units held by Legacy Owner Holdco at its election pursuant to the Legacy Owner Holdco limited liability company agreement, and Crestview GP has voting power over 16,221,101 Class B shares through its control of the board of managers of Legacy Owner Holdco. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview Holdings A. Crestview GP is also the general partner of the investment funds which are members of Crestview Holdings B. Crestview Advisors provides investment advisory and management services to such funds. Decisions by Crestview GP to vote or dispose of the interests held by Crestview Holdings A and Crestview Holdings B require the approval of a majority of the seven members of its investment committee and the chairman of the investment committee. The investment committee is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals disclaims beneficial ownership of all such interests. The address of each of the foregoing is c/o Crestview Partners, 590 Madison Avenue, 42nd Floor, New York, New York 10022.

(7)
Cody Ortowski has voting and dispositive power over shares held by Proactive Investments, LP. The address for Cody Ortowski is c/o Select Energy Services, Inc., 1233 W. Loop South, Suite 1400, Houston, TX 77027.

(8)
Cole Ortowski has voting and dispositive power over shares held by Superior Capital Investments, LP. The address for Cole Ortowski is c/o Select Energy Services, Inc., 1233 W. Loop South, Suite 1400, Houston, TX 77027.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2022 based on information filed with the SEC or obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock by:
•
each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•
each of our executive officers and directors (including our nominees) that beneficially owns shares of our common stock; and

•
all our executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Other than as specifically noted below, the mailing address for each listed beneficial owner is in care of Select Energy Services, Inc., 1233 West Loop South, Suite 1400, Houston, Texas 77027. The percentages are based on 100,531,699 shares of Class A common stock and 16,221,101 shares of Class B common stock outstanding.
	Class A Common Stock		Class B Common Stock		Combined Voting Power(1)(2)
Name of Beneficial Owner	Number	Percentage	Number	Percentage	Number	Percentage
5% Stockholders:
SCF Group(3)	13,809,154	13.7%	—	—	13,809,154	11.8%
SES Legacy Holdings, LLC(4)(5)	—	—	16,221,101	100.0%	16,221,101	13.9%
Crestview Partners(6)	3,880,342	3.9%	16,221,101	100.0%	20,101,443	17.2%
BlackRock, Inc.(7)	5,279,474	5.3%	—	—	5,279,474	4.5%
Directors and Named Executive Officers:
John D. Schmitz(8)	7,205,835	7.2%	—	—	7,205,835	6.2%
Nick L. Swyka	299,082	*	—	—	299,082	*
Adam R. Law(9)	281,969	*	—	—	281,969	*
Michael C. Skarke(10)	376,296	*	—	—	376,296	*
Cody J. Ortowski(11)	1,513,546	1.5%	—	—	1,513,546	1.3%
Robert V. Delaney	—	—	—	—	—	—
David C. Baldwin(12)	60,136	*	—	—	60,136	*
Douglas J. Wall(13)	98,485	*	—	—	98,485	*
Richard A. Burnett(14)	70,720	*	—	—	70,720	*
Troy W. Thacker	43,739	*	—	—	43,739	*
David A. Trice(15)	94,731	*	—	—	94,731	*
Gayle Burleson	23,062	*	—	—	23,062	*
All Executive Officers and Directors as a Group (14 persons)	10,275,973	10.2%	—	—	10,275,973	8.8%

*
Less than 1%.

(1)
For each stockholder, in accordance with Rule 13d-3 promulgated under the Exchange Act, this percentage is determined by assuming the named stockholder exercises all options, warrants and other instruments pursuant to which the stockholder has the right to acquire shares of our common stock within 60 days, but that no other person exercises any options, warrants or other purchase rights (except with respect to the calculation of the beneficial ownership of all directors and executive officers as a group, for which the percentage assumes that all directors and executive officers exercise any options, warrants or other purchase rights).

(2)
Represents percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Each holder of limited liability company units in SES Holdings (each, an “SES Holdings LLC Unit”) will hold one share of Class B common stock for each SES Holdings LLC Unit that it owns. Each share of Class B common stock has no economic rights, but entitles the holder thereof to one vote. See “Description of Capital Stock  —  Class A Common Stock” and “Description of Capital Stock  —  Class B Common Stock.”

(3)
The board of directors of SCF GP, the ultimate general partner of the SCF Group, has voting and investment control over the securities owned by the SCF Group. The board of directors of SCF GP consists of David C. Baldwin, Anthony F. DeLuca, L.E. Simmons, and Andrew L. Waite. Because SCF‑VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. are controlled by SCF GP, these entities may be considered to be a group for purposes of Section 13(d)(3) under the Exchange Act. As a group, the SCF Group beneficially owns 13,809,154 shares of our Class A common stock in the aggregate. This beneficial ownership includes 6,391,583 shares of Class A common stock held by SCF-VI, L.P., 6,374,474 shares of Class A common stock held by SCF-VII, L.P. and 1,043,097 shares of Class A common stock held by SCF-VII(A), L.P. The address for SCF-VI, L.P., SCF-VII, L.P. and SCF-VII(A), L.P. is 600 Travis Street, Suite 6600, Houston, Texas 77002.

(4)
Subject to the terms of the SES Holdings LLC Agreement, Legacy Owner Holdco (or its members) (and its permitted transferees, including certain members of Legacy Owner Holdco, under the SES Holdings LLC Agreement) has the right to exchange all or a portion of its SES Holdings LLC Units (together with the surrender for cancellation of a corresponding number of shares of Class B common stock) for Class A common stock at an exchange ratio of one share of Class A common stock for each SES Holdings LLC Unit exchanged. The exchange of all the outstanding SES Holdings LLC Units (together with the surrender for cancellation of all of our outstanding shares of Class B common stock) for shares of Class A common stock would result in the issuance of an additional 16,221,101 shares of Class A common stock. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. The Company has the option to deliver cash in lieu of shares of Class A common stock upon the exercise by Legacy Owner Holdco (or any transferee) of the exchange right described above. As a result, beneficial ownership of Class B common stock and SES Holdings LLC Units is not reflected as beneficial ownership of shares of our Class A common stock for which such units and stock may be exchanged. The address for SES Legacy Holdings, LLC is c/o Select Energy Services, Inc., 1233 W. Loop South, Suite 1400, Houston, Texas 77027.

(5)
The board of managers of Legacy Owner Holdco has voting and dispositive power over the shares held by it. The board of managers of Legacy Owner Holdco consists of two representatives of Crestview Holdings A, Adam J. Klein and Robert Delaney (a member of our board of directors), and John D. Schmitz (our President, Chief Executive Officer and Chairman), and is controlled by Crestview GP.

(6)
Based on information obtained from a Schedule 13G/A jointly filed with the SEC on February 11, 2022 by Crestview GP, Crestview Holdings A, Crestview Holdings B, and Crestview Advisors, Crestview Partners has voting and dispositive power with respect to 20,101,443 shares of our Class A common stock, which is composed of 16,221,101 Class B shares and corresponding SES Holdings LLC Units held directly by Legacy Owner Holdco, 3,802,972 Class A shares held directly by Crestview Holdings B, 50,334 Class A shares held directly by Crestview Advisors, and 27,036 restricted Class A Shares held directly by Mr. Delaney, in each case for which Crestview Partners may be deemed to be the beneficial owner. Mr. Delaney has assigned all rights, title and interest in the Class A Shares underlying the restricted shares to Crestview Advisors. Crestview Holdings A generally has the right to acquire beneficial ownership of 16,221,101 shares of Class B common stock and corresponding SES Holdings LLC Units held by Legacy Owner Holdco at its election pursuant to the Legacy Owner Holdco limited liability company agreement, and Crestview GP has voting power over 16,221,101 Class B shares through its control of the board of managers of Legacy Owner Holdco. Crestview GP is the general partner of the investment funds which are direct or indirect members of Crestview Holdings A. Crestview GP is also the general partner of the investment funds which are members of Crestview Holdings B. Crestview Advisors provides investment advisory and management services to such funds. Decisions by Crestview

GP to vote or dispose of the interests held by Crestview Holdings A and Crestview Holdings B require the approval of a majority of the seven members of its investment committee and the chairman of the investment committee. The investment committee is composed of the following individuals: Barry S. Volpert (chairman), Thomas S. Murphy, Jr., Robert V. Delaney, Jr., Brian P. Cassidy, Alexander M. Rose, Adam J. Klein and Daniel G. Kilpatrick. None of the foregoing persons has the power individually to vote or dispose of any of such interests. Each of the foregoing individuals disclaims beneficial ownership of all such interests. The address of each of the foregoing is c/o Crestview Partners, 590 Madison Avenue, 42nd Floor, New York, New York 10022.
(7)
Based on information obtained from a Schedule 13G filed with the SEC on February 7, 2022. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)
Represents 5,325,444 shares of Class A common stock held directly by B-29 Holdings, LP, 399,684 shares of Class A common stock held directly by B-29 Investments, LP and 1,480,707 shares of Class A common stock held directly by Mr. Schmitz. Mr. Schmitz has voting and dispositive power over shares held by B-29 Holdings, LP and B-29 Investments, LP.

(9)
Of the 281,969 shares of Class A common stock beneficially owned by Mr. Law, 8,002 shares are deemed beneficially owned by Mr. Law pursuant to the outstanding options that Mr. Law owns.

(10)
Of the 376,296 shares of Class A common stock beneficially owned by Mr. Skarke, 9,549 shares are deemed beneficially owned by Mr. Skarke pursuant to the outstanding options that Mr. Skarke owns.

(11)
Of the 1,513,546 shares of Class A common stock beneficially owned by Mr. Ortowski, 130,318 shares are deemed beneficially owned by Mr. Ortowski pursuant to the outstanding options that Mr. Ortowski owns and 1,120,437 shares of Class A common stock are held directly by Proactive Investments, LP. Mr. Ortowski has voting and dispositive power over shares held by Proactive Investments, LP.

(12)
As Co-President of SCF Partners, Inc., David C. Baldwin may be deemed to have dispositive power over the 13,809,154 shares of Class A common stock owned by the SCF Group. Mr. Baldwin disclaims beneficial ownership of all such interests.

(13)
Of the 98,485 shares of Class A common stock beneficially owned by Mr. Wall, 37,507 shares are deemed beneficially owned by Mr. Wall pursuant to the outstanding options that Mr. Wall owns.

(14)
Of the 70,720 shares of Class A common stock beneficially owned by Mr. Burnett, 5,334 shares are deemed beneficially owned by Mr. Burnett pursuant to the outstanding options that Mr. Burnett owns.

(15)
Of the 94,731 shares of Class A common stock beneficially owned by Mr. Trice, 17,434 shares are deemed beneficially owned by Mr. Trice pursuant to the outstanding options that Mr. Trice owns.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Historical Transactions with Related Parties
Aquacore Rental Company LLC  —  For the year ended December 31, 2021, we rented pumps and filter pod trailers for use in our operations at a cost of $5,763,432 and recorded sales in the amount of $54,718 from Aquacore Rental Company LLC, an entity indirectly owned by Cody J. Ortowski, our Executive Vice President — Business Strategy, and Cole Ortowski, an employee of the Company.
B-29 Ups & Downs, LLC  —  For the year ended December 31, 2021, we incurred charges totaling $627,325 for aviation services for use by our executive officers from B-29 Ups & Downs, LLC (“B-29 Ups & Downs”). B-29 Ups & Downs is owned by B-29 Family Holdings, LLC, an entity owned and controlled by John D. Schmitz, our Chairman of the Board, President and Chief Executive Officer.
Merit Appraisal & Tax Consulting, LP  —  For the year ended December 31, 2021, we incurred charges totaling $332,764 for appraisal services and tax consulting from Merit Appraisal & Tax Consulting, LP (“Merit”). B-29 Investments, LP, an entity controlled by John D. Schmitz, our Chairman of the Board, President and Chief Executive Officer, controls and partially owns Merit.
Nine Energy Service, Inc.  —  For the year ended December 31, 2021, we recorded sales of chemicals to Nine Energy Service, Inc. (“Nine”) totaling $1,070,028. Nine is partially owned by an entity controlled by the SCF Group, one of our principal stockholders.
Orteq Energy Technologies  —  For the year ended December 31, 2021, we purchased pumps and related equipment for our operations totaling $108,095 from Orteq Energy Technologies, which is indirectly owned by Cody J. Ortowski and Cole Ortowski.
United Surface & Minerals, LLC  —  For the year ended December 31, 2021, we purchased water totaling $129,208 from United Surface & Minerals, LLC, which is indirectly owned by John D. Schmitz, Robert V. Delaney and Cody J. Ortowski.

DESCRIPTION OF CAPITAL STOCK
As of March 9, 2022, our authorized capital stock consisted of: 350,000,000 shares of Class A common stock, $0.01 par value per share, of which 100,531,699 shares were issued and outstanding; 150,000,000 shares of Class B common stock, $0.01 par value per share, of which 16,221,101 shares were issued and outstanding; 40,000,000 shares of Class A-2 common stock, $0.01 par value per share, of which no shares were issued and outstanding; and 50,000,000 shares of preferred stock, $0.01 par value per share, of which no shares were issued and outstanding.
The following is a summary of our capital stock, our Second Amended and Restated Bylaws and our Fourth Amended and Restated Certificate of Incorporation, which we refer to as our “amended and restated bylaws” and our “amended and restated certificate of incorporation,” respectively, and applicable provisions of law. The following summary does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.
Class A Common Stock
Voting Rights.   Holders of shares of our Class A common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Under our amended and restated certificate of incorporation, holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors. Under the amended and restated certificate of incorporation, holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.
Dividend Rights.   Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights.   Upon our liquidation, dissolution, distribution of assets or other winding up, holders of shares of our Class A common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters.   The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A common stock. All outstanding shares of our Class A common stock are fully paid and non-assessable.
Class B Common Stock
Voting Rights.   Holders of shares of our Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by law.
Dividend Rights.   Holders of our Class B common stock do not have any right to receive dividends, unless (i) the dividend consists of shares of our Class B common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock and (ii) a dividend consisting of shares of Class A common stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A common stock on the same terms is simultaneously paid to the holders of Class A common stock.
Liquidation Rights.   Holders of our Class B common stock do not have any right to receive a distribution upon our liquidation or winding up.

Other Matters.   The shares of Class B common stock have no preemptive rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B common stock. All outstanding shares of our Class B common stock are fully paid and non-assessable.
Class A-2 Common Stock
General.   Our shares of Class A-2 common stock were issued to holders of Class A-1 common stock in Rockwater in connection with the Rockwater Merger. Each share of our Class A-2 common stock converted automatically into a share of our Class A common stock on a one-for-one basis on March 29, 2018, and no shares of our Class A-2 common stock are outstanding.
Amended and Restated Registration Rights Agreement
We are filing this registration statement pursuant to our obligations under the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, we agreed, among other things, (i) to provide the rights for the Registration Rights Holders to participate in certain future underwritten public offerings of our Class A common stock, (ii) certain Registration Rights Holders will have the right to initiate an underwritten offering of our Class A common stock and (iii) the Registration Rights Holders will have certain customary “piggyback” registration rights, in each case subject to certain conditions. We will not be required to effect (x) more than five demand registrations delivered in the aggregate, (y) more than two demand registrations delivered by the Registration Rights Holders in any 12-month period or (z) a demand registration within 100 days of the pricing of a previous demand registration or a primary offering of our Class A common stock.
At any time, a party to the registration rights agreement will have the right to require us by written notice to demand registration of its registrable shares. Our obligations under this agreement include short-form, long-form and shelf registration statements, subject to certain restrictions as to number of demands, timing and value of sales to be registered or shares to be sold in an underwritten offering.
If, at any time, we propose to register or conduct an underwritten offering of our securities (subject to certain exceptions) for our own account or for the account of any stockholder other than the parties to our registration rights agreement with B. Riley FBR, Inc. entered in connection with our December 2016 private placement of 16,100,000 shares of our Class A-1 common stock at $20.00 per share or their permitted transferees, then we must give notice to the Registration Rights Holders or their permitted transferees to allow them to participate, or piggyback, in that registration statement or offering. In addition, any Registration Rights Holder shall have the right to piggyback in any registration statement or offering effected at the request of any other Registration Rights Holder.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally be obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement is filed or becomes effective. The obligations to register registrable shares under the registration rights agreement will terminate when no registrable shares remain outstanding. Registrable shares will cease to be covered by the registration rights agreement when they (i) have been sold pursuant to an effective registration statement under the Securities Act, (ii) have been sold in a transaction exempt from registration under the Securities Act (including transactions pursuant to Rule 144), (iii) are held by us or one of our subsidiaries; (iv) have been sold in a private transaction in which the transferor’s rights under the Amended and Restated Registration Rights Agreement are not assigned to the transferee of such securities; or (v) are sold in a private transaction in which the transferor’s rights under the registration rights agreement are assigned to the transferee and such transferee is not an affiliate of us, two years following the transfer of such registrable share to such transferee.
The registration rights granted to the Registration Rights Holders may be freely assigned, including to their transferees.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law
Some provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could make the following transactions more difficult: (i) acquisitions of us by means of a tender offer, proxy contest or otherwise or (ii) removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the board of directors or of our Class A common stock to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.
Delaware Law
In general, Section 203 of the Delaware General Corporation Law (“DGCL”) provides that, subject to certain exceptions set forth therein, a Delaware corporation shall not engage in any business combinations with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•
the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203 of the DGCL, a business combination is defined to include a merger or consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (ii) the affiliates and associates of such person.
We have opted out of Section 203 of the DGCL. Our amended and restated certificate of incorporation contains, however, provisions that are similar to Section 203 of the DGCL (except with respect to certain of our owners prior to our IPO or Rockwater’s owners prior to the Rockwater Merger, including Crestview Partners II GP, L.P., B-29 Investments, LP, and the SCF Group, and any funds, limited partnerships or other investment entities or vehicles managed or controlled by SCF Partners, Inc.).
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A common stock.
Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•
establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is proposed to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year’s annual meeting. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may deter stockholders from bringing matters before the stockholders at an annual or special meeting;

•
authorize our board of directors to issue undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•
provide that the authorized number of directors may be changed only by resolution of the board of directors;

•
provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of the total number of remaining authorized directors;

•
provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;

•
provide that special meetings of our stockholders may only be called by a majority of the total number of authorized directors; and

•
provide that our amended and restated bylaws can be amended by unilateral action of a majority of the entire board of directors.

Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•
any derivative action or proceeding brought on our behalf;

•
any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•
any action asserting a claim against us or any director or officer or other employee or agent of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

•
any action asserting a claim against us or any director or officer or other employee or agent of ours that is governed by the internal affairs doctrine;

in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our existing amended and restated certificate of incorporation is inapplicable or unenforceable.
The choice of forum provisions summarized above are not intended to, and would not, apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders may be subject to increased costs to bring these claims, and the choice of forum provisions could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.
Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•
for any breach of their duty of loyalty to us or our stockholders;

•
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•
for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•
for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Our amended and restated bylaws also provide that we will indemnify and hold harmless our directors and officers to the fullest extent permitted by Delaware law, including the advancement of expenses, including attorneys’ fees. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether or not we would have the power under the DGCL to indemnify such persons against related expense, liability or loss. We expect to enter, or have entered, into indemnification agreements with each of our directors and officers. These agreements will or do require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
Transfer Agent and Registrar
Broadridge Corporate Issuer Solutions, Inc. is the transfer agent and registrar for our Class A common stock.
Listing
Our Class A common stock is listed on the NYSE under the symbol “WTTR.”

ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the acquisition and holding of shares of Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this registration statement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in shares of Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•
whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•
whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•
whether the investment is permitted under the terms of the applicable documents governing the Plan;

•
whether the acquisition or holding of the shares of Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and

•
whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, shares of Class A common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
(a)
the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)  —  i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b)
the entity is an “operating company” (as defined in the DOL regulations)  —  i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c)
there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)  —  i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, individual retirement accounts and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of Class A common stock. Purchasers of shares of Class A common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
•
banks, insurance companies or other financial institutions;

•
tax-exempt or governmental organizations;

•
tax-qualified retirement plans;

•
“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•
dealers in securities or foreign currencies;

•
persons whose functional currency is not the U.S. dollar;

•
traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•
“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•
entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•
persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•
persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•
certain former citizens or long-term residents of the U.S.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.
Distributions
We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock.
See “— Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS
Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Sale or Other Taxable Disposition of Class A Common Stock
Subject to the discussion below under “— Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and, as a result, such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our Class A common stock or interests in their shares of Class A common stock (including any Class A common stock received upon exercise of the Exchange Right or pursuant to the Call Right) on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of Class A common stock from time to time at the prevailing market price or in privately negotiated transactions.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•
a combination of any such methods of sale.

The selling stockholders may sell the shares of Class A common stock at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our Class A common stock on the NYSE or any other exchange or market.
The shares of Class A common stock may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the Amended and Restated Registration Rights Agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the Class A common stock, including certain liabilities arising under the Securities Act. Under the Amended and Restated Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of Class A common stock. All other expenses of issuance and distribution will be borne by the selling stockholders.
The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of Class A common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of Class A common stock under this prospectus, the selling stockholders may sell the shares of Class A common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We cannot assure you that the selling stockholders will sell all or any portion of our Class A common stock offered hereby.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Prospectus
           , 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering of the securities registered hereby.
SEC registration fee	$99,045**
Printing and engraving expenses	*
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous	*
Total	$99,045

*
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

**
Previously paid.

Item 14.   Indemnification of Directors and Officers.
Select Energy Services, Inc. is organized under the laws of Delaware. Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote agreement or otherwise.
Our amended and restated certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL.
Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into, or will enter into, written indemnification agreements with our directors and executive officers. Under such agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
Item 15.   Recent Sales of Unregistered Securities.
On July 9, 2021, pursuant to the Securities Purchase and Sale Agreement, dated July 9, 2021, by and among us, SES Holdings, Superior Energy Services, Inc., a Delaware corporation (“Superior Energy”), and Complete Energy Services, Inc., a Delaware corporation (“Complete Energy”), we completed the acquisition of Complete Energy from Superior Energy for consideration of 3.6 million shares of the Company’s Class A common stock and $14.2 million in cash, subject to standard post-closing adjustments, to Superior Energy. We acquired substantially all of the water-related assets and ongoing operations of Complete Energy, including working capital. Superior Energy retained certain non-core and non-water-related assets that were part of Complete Energy as part of the transaction. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from Superior Energy to support such exemption, including with respect to Superior Energy’s status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).
On October 1, 2021, pursuant to the terms of the stalking horse asset purchase agreement, dated August 17, 2021, by and among us, Select Energy Services, LLC, a Delaware limited liability company and indirect subsidiary of us, Basic Energy Services, L.P., a Delaware limited partnership (“Basic”), and Agua Libre Midstream LLC, a Delaware limited liability company (“Agua Libre”), and following approval by the U.S. Bankruptcy Court for the Southern District of Texas on September 23, 2021 pursuant to Section 363 of the U.S. Bankruptcy Code, we completed our acquisition of substantially all of the assets of Agua Libre and certain water-related assets and operations of Basic and assumed liabilities in connection therewith. As consideration for the acquisition, we issued 902,593 shares of Class A common stock and paid $14.5 million in cash to Basic to close the transaction, subject to standard post-closing adjustments. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from Basic to support such exemption, including with respect to Basic’s status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).
On December 3, 2021, pursuant to the Asset Purchase Agreement, dated December 3, 2021, by and among us, Peak Oilfield Services, LLC (“Peak”), an indirect wholly-owned subsidiary of the Company, and H.B. Rentals, L.C. (“H.B. Rentals”), an indirect wholly-owned subsidiary of Superior Energy, Peak completed the acquisition of certain assets of H.B. Rentals for consideration of 1,211,375 shares of our Class A common stock, which were issued to SESI, L.L.C., a subsidiary of Superior Energy, and approximately $1.5 million in cash, subject to standard post-closing adjustments. The shares were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering. Our reliance upon Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the shares was an isolated private transaction by us which did not involve a public offering, (b) there was only one recipient and (c) representations from H.B. Rentals to support such exemption, including with respect to H.B. Rentals’ status as an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D promulgated under Section 4(a)(2) of the Securities Act).

Item 16.   Exhibits.
The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(b)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
***2.1	Agreement and Plan of Merger, dated as of July 18, 2017, by and among Select Energy Services, Inc., SES Holdings, LLC, Raptor Merger Sub, Inc., Raptor Merger Sub, LLC, Rockwater Energy Solutions, Inc. and Rockwater Energy Solutions, LLC (incorporated by reference herein to Exhibit 2.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed July 19, 2017 (File No. 001-38066)).
***2.2	Agreement and Plan of Merger, dated as of December 12, 2021, by and among Select Energy Services, Inc., Navy Holdings, Inc., Navy Holdco, LLC, Navy Merger Sub, Inc. and Nuverra Environmental Solutions, Inc. (incorporated by reference herein to Exhibit 2.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed December 13, 2021 (File No. 001-38066)).
3.1	Fourth Amended and Restated Certificate of Incorporation of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019 (File No. 001-38066)).
3.2	Second Amended and Restated Bylaws of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 3.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 15, 2019 (File No. 001-38066)).
4.1	Form of Stock Certificate (incorporated by reference herein to Exhibit 4.1 to Select Energy Services, Inc.’s Registration Statement on Form S-1, filed March 2, 2017 (Registration No. 333-216404)).
4.2	Amended and Restated Registration Rights Agreements, dated as of July 18, 2017, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC, Crestview Partners II SES Investment B, LLC, SCF-VI, L.P., SCF-VII, L.P., SCF-VII(A), L.P. and WDC Aggregate LLC (incorporated by reference herein to Exhibit 4.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed July 19, 2017 (File No. 001-38066)).
**5.1	Opinion of Vinson & Elkins L.L.P. (incorporated by reference herein to Exhibit 5.1 to the Post-Effective Amendment No. 4 to this Registration Statement).
10.1	Amended and Restated Credit Agreement, dated March 17, 2022, by and among Select Energy Services, LLC, SES Holdings, LLC, Wells Fargo Bank, N.A., as administrative agent, and the lenders named therein (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 18, 2022 (File No. 001-38066)).
†10.2	Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
†10.3	First Amendment to Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).
†10.4	Second Amendment to Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 14, 2020 (File No. 001-38066)).
†10.5	Form of Indemnification Agreement (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.6	Tax Receivable Agreement, dated December 19, 2016, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.5 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).

Exhibit Number	Description
10.7	Amendment No. 1 to Tax Receivable Agreement, dated July 18, 2017, by and among Select Energy Services, Inc., SES Legacy Holdings, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).
10.8	Tax Receivable Agreement, dated December 19, 2016, by and among Select Energy Services, Inc., Crestview Partners II SES Investment B, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.6 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.9	Amendment No. 1 to Tax Receivable Agreement, dated July 18, 2017, by and among Select Energy Services, Inc., Crestview Partners II SES Investment B, LLC and Crestview Partners II GP, L.P. (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 11, 2017 (File No. 001-38066)).
10.10	Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings, LLC (incorporated by reference herein to Exhibit 10.9 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
10.11	Amendment No. 1 to Eighth Amended and Restated Limited Liability Company Agreement of SES Holdings, LLC. (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.12	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 4.4 to Select Energy Services, Inc.’s Registration Statement on Form S-8, filed April 28, 2017 (Registration No. 333-217561)).
†10.13	Form of Stock Option Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Registration Statement on Form S-1, dated March 2, 2017 (Registration No. 333-216404)).
†10.14	Form of Restricted Stock Grant Notice and Restricted Stock Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.13 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.15	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.14 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.16	Global Amendment to Performance Share Unit Grant Notices and Agreements (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed January 24, 2020 (File No. 001-38066)).
†10.17	Form of Stock Option Agreement for John Schmitz under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.15 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).
†10.18	Form of Success Bonus Agreement under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.12 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 19, 2017 (File No. 001-38066)).
†10.19	Select Energy Services, Inc. Employee Stock Purchase Plan (incorporated by reference herein to Exhibit 4.3 to Select Energy Services, Inc.’s Registration Statement on Form S-8, filed February 1, 2018 (Registration No. 333-222816)).
†10.20	Employment Agreement between Holli C. Ladhani and Rockwater Energy Solutions, Inc., dated June 1, 2011 (incorporated by reference herein to Exhibit 10.18 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).

Exhibit Number	Description
†10.21
First Amendment to Employment Agreement between Holli Ladhani, Rockwater Energy Solutions, LLC and Select Energy Services, LLC, dated February 21, 2020 (incorporated by reference herein to Exhibit 10.20 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 25, 2020 (File No. 001-38066)).

†10.22
Employment Agreement between Paul Pistono and Rockwater Energy Solutions, Inc., dated September 4, 2012 (incorporated by reference herein to Exhibit 10.20 to Select Energy Services Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).

†10.23
First Amendment to Employment Agreement between Paul Pistono, Rockwater Energy Solutions, LLC and Rockwater Energy Solutions Administrative Services, LLC, dated February 21, 2020 (incorporated by reference herein to Exhibit 10.22 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 25, 2020 (File No. 001-38066)).

†10.24
Employment Agreement between Michael Skarke and Select Energy Services, LLC, dated January 14, 2019 (incorporated by reference herein to Exhibit 10.22 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).

†10.25
Employment Agreement between Nick Swyka and Select Energy Services, LLC, dated March 1, 2019 (incorporated by reference herein to Exhibit 10.23 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).

†10.26
Employment Agreement between Adam Law and Select Energy Services, LLC, dated March 1, 2019 (incorporated by reference herein to Exhibit 10.24 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed March 1, 2019 (File No. 001-38066)).

†10.27
Separation and Consulting Agreement by and between Select Energy Services, LLC and Mitchell M. Shauf, dated August 31, 2020 (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed November 4, 2020 (File No. 001-38066)).

†10.28
Global Amendment to Performance Share Unit Grant Notices and Agreements (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed January 24, 2020 (File No. 001-38066)).

†10.29	Form of Letter Agreement (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed May 14, 2020 (File No. 001-38066)).
†10.30	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted Free Cash Flow — under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 6, 2020 (File No. 001-38066)).
†10.31	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 6, 2020 (File No. 001-38066)).
†10.32
Letter Agreement between John D. Schmitz and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001-38066)).

†10.33
Amended and Restated Employment Agreement between Michael Skarke and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.2 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001‑38066)).

†10.34
Letter Agreement between Michael Skarke and Select Energy Services, Inc., dated March 1, 2021 (incorporated by reference herein to Exhibit 10.3 to Select Energy Services, Inc.’s Current Report on Form 8-K, filed March 5, 2021 (File No. 001-38066)).

Exhibit Number	Description
†10.35	Employment Agreement between Brian Szymanski and Select Energy Services, LLC, dated March 1, 2021 (incorporated by reference herein to Exhibit 10.4 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.36	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — under the Select Energy Services, Inc. 2016 Equity Incentive Plan. (incorporated by reference herein to Exhibit 10.5 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.37	Form of Restricted Stock Grant Notice and Restricted Stock Agreement between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.6 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.38	Form of Special Restricted Stock Grant Notice and Restricted Stock Agreement between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.7 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.39	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted Free Cash Flow — between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.8 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.40	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Return on Assets — between John D. Schmitz and Select Energy Services, Inc. under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.9 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.41	Release Agreement by and between Select Energy Services, LLC and Holli C. Ladhani, dated January 3, 2021 (incorporated by reference herein to Exhibit 10.10 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed May 5, 2021 (File No. 001-38066)).
†10.42	Form of Performance Share Unit Grant Notice and Performance Share Unit Agreement — Adjusted EBITDA — under the Select Energy Services, Inc. 2016 Equity Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Select Energy Services, Inc.’s Quarterly Report on Form 10-Q, filed August 4, 2021 (File No. 001-38066)).
21.1	List of subsidiaries of Select Energy Services, Inc. (incorporated by reference herein to Exhibit 21.1 to Select Energy Services, Inc.’s Annual Report on Form 10-K, filed February 23, 2022 (File No. 001-38066)).
*23.1	Consent of Grant Thornton LLP.
**23.2	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).
**24.1	Power of Attorney (included on the signature page of this Registration Statement).
**107	Filing Fee Table (incorporated by reference herein to Exhibit 107 to the Post-Effective Amendment No. 4 to this Registration Statement).

*
Filed herewith.

**
Previously filed.

***
The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†
Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 25, 2022.
SELECT ENERGY SERVICES, INC.
By:
/s/ Nick L. Swyka

Nick L. Swyka
Chief Financial Officer and Senior Vice President
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on March 25, 2022.
Name	Title
/s/ John D. Schmitz John D. Schmitz	President, Chief Executive Officer and Chairman (Principal Executive Officer)
/s/ Nick L. Swyka Nick L. Swyka	Chief Financial Officer and Senior Vice President (Principal Financial Officer)
/s/ Brian P. Szymanski Brian P. Szymanski	Chief Accounting Officer (Principal Accounting Officer)
/s/ * Robert V. Delaney	Director
/s/ * David C. Baldwin	Director
/s/ * Douglas J. Wall	Director
/s/ * Richard A. Burnett	Director
/s/ * David A. Trice	Director
* By: /s/ Nick L. Swyka Nick L. Swyka Attorney-in-fact